Exhibit 10.1

THE ASSOCIATED GENERAL CONTRACTORS OF AMERICA

AGC DOCUMENT NO. 410

STANDARD FORM OF DESIGN-BUILD AGREEMENT AND

GENERAL CONDITIONS BETWEEN OWNER AND

DESIGN-BUILDER

(Where the Basis of Payment is the Cost of the Work Plus a Fee)

This standard form agreement was developed with the advice and cooperation of the AGC Private Industry Advisory Council, a number of Fortune 500 Owners’ design and construction managers who have been meeting with AGC contractors to discuss issues of mutual concern. AGC gratefully acknowledges the contributions of these owners’ staff who participated in this effort to produce a basic agreement for construction.

TABLE OF ARTICLES

1. AGREEMENT

2. GENERAL PROVISIONS

3. DESIGN-BUILDER’S RESPONSIBILITIES

4. OWNER’S RESPONSIBILITIES

5. SUBCONTRACTS

6. TIME

7. COMPENSATION

8. COST OF THE WORK

9. CHANGES IN THE WORK

10. PAYMENT FOR CONSTRUCTION PHASE SERVICES

11. INDEMNITY,

12. INSURANCE, BONDS, AND WAIVER OF SUBROGATION

13. SUSPENSION AND TERMINATION OF THE AGREEMENT AND OWNER’S RIGHT TO PERFORM DESIGN-BUILDER’S RESPONSIBILITIES

14. DISPUTE RESOLUTION

15. MISCELLANEOUS PROVISIONS

16. EXISTING CONTRACT DOCUMENTS

AMENDMENT NO. 1

This Agreement has important legal and insurance consequences. Consultation with an attorney and an insurance adviser is encouraged with respect to its completion or modification.

ARTICLE 1

AGREEMENT

This Agreement is made to be effective as of the 6th day of March in the year 2006 by and between the

OWNER

The Midland Company

7000 Midland Boulevard

Batavia, Ohio 45102-2601

and the

DESIGN-BUILDER

Miller-Valentine Construction, LLC, an Ohio limited liability company

4000 Miller-Valentine Court

P.O. Box 744

Dayton, Ohio 45401-0744

for services in connection with the following PROJECT

Five story office addition to the existing facility located at 7000 Midland Boulevard, Amelia, Ohio, with a single story conference center with a basement, fit-up of the first, third and fourth floors of the addition and all related site work.

Notice to the parties shall be given at the above addresses.

ARTICLE 2

GENERAL PROVISIONS

2.1 TEAM RELATIONSHIP The Owner and the Design-Builder agree to proceed with the Project on the basis of trust, good faith and fair dealing and shall take all actions reasonably necessary to perform this Agreement in an economical and timely manner, including consideration of design modifications and alternative materials or equipment that will permit the Work to be constructed by the Dates of Substantial Completion and Final Completion if they are established by Amendment No. 1. The Design-Builder agrees to procure or furnish, as permitted by the law of the State in which the Project is located, the design phase services and construction phase services as set forth below.

2.1.1 The Design-Builder represents that it is an independent contractor and that it is familiar with the type of work it is undertaking.

2.2 ARCHITECT/ENGINEER. Architectural and structural engineering services shall be procured from licensed, independent design professionals retained by the Owner pursuant to a separate agreement between the Owner and the Architect/Structural Engineer (“Architect/Structural Engineer’s Agreements”). The Owner covenants and warrants to the Design-Builder that the Architect/Structural Engineer’s Agreements shall expressly require the Architect/Structural Engineer to provide the design information and services needed by the Design-Builder to perform the Work. The Architect for the Project is PDT Architects/Planners. The Structural Engineer for the Project is Smith/Roberts & Associates, Inc. Site/civil and mechanical engineering services shall be procured from licensed, independent design professionals retained by the Design-Builder or furnished by licensed employees of the Design-Builder is located. The standard of care for site/civil and mechanical engineering services performed under this Agreement shall be the care and skill ordinarily used by members of the site/civil and mechanical engineering profession practicing under similar conditions at the same time and locality. The person or entities providing architectural and structural engineering services shall be referred to collectively as the Architect/Structural Engineer. The person or entity providing site/civil and mechanical engineering services shall be referred to collectively as the Civil/Mechanical Engineer. If the Civil/Mechanical Engineer is an independent design professional, the site/civil and mechanical engineering services shall be procured pursuant to a separate agreement between the Design-Builder and the Civil/Mechanical Engineer. The civil engineer for the Project is SWA Design Group, Inc. (“Civil Engineer”) The mechanical engineer for the Project is Heapy Engineering, LLC (“Mechanical Engineer”).

2.3 EXTENT OF AGREEMENT This Agreement is solely for the benefit of the parties, represents the entire and integrated agreement between the parties, and supersedes all prior negotiations, representations or agreements, either written or oral. The Owner and the Design-Builder agree to look solely to each other with respect to the performance of the Agreement. The Agreement and each and every provision is for the exclusive benefit of the Owner and the Design-Builder and not for the benefit of any third party nor any third party beneficiary, except to the extent expressly provided in the Agreement.

2.4 DEFINITIONS

.1	The Contract Documents consist of:

a. Change Orders and written amendments to this Agreement including exhibits and appendices, signed by both the Owner and the Design-Builder, including Amendment No. 1 if executed;

b. this Agreement except for the existing Contract Documents set forth in item e. below;

c. the most current documents approved by the Owner pursuant to Subparagraph 3.1.4, 3.1.6 or 3.1.7;

d. the information provided by the Owner pursuant to Clause 4.1.2.1;

e. the Contract Documents in existence at the time of execution of this Agreement which are set forth in Article 16;

f. the Owner’s Program provided pursuant to Subparagraph 4.1.1;

In case of any inconsistency, conflict or ambiguity among the Contract Documents, the documents shall govern in the order in which they are listed above.

.2 The term day shall mean calendar day, unless otherwise specifically defined.

.3 Design-Builder’s Fee means the compensation paid to the Design-Builder for salaries and other mandatory or customary compensation of the Design-Builder’s employees at its principal and branch offices except employees listed in Subparagraph 8.2.2, general and administrative expenses of the Design-Builder’s principal and branch offices other than the field office, and the Design-Builder’s capital expenses, including interest on the Design-Builder’s capital employed for the Work, and profit.

.4 Defective Work is any portion of the Work not in conformance with the Contract Documents as more fully described in Paragraph 3.8.

.5 The term Fast-track means accelerated scheduling which involves commencing construction prior to the completion of drawings and specifications and then using means such as bid packages and efficient coordination to compress the overall schedule. The Design-Builder shall notify the Owner if the Cost of the Work includes costs anticipated due to any accelerated schedule or other Fast-tracking of the Project.

.6 Final Completion occurs on the date when all of Design-Builder’s obligations under this Agreement are complete and accepted by the Owner and final payment becomes due and payable.

.7 A Material Supplier is a party or entity retained by the Design-Builder to provide material and equipment for the Work.

.8 Others means other contractors and all persons at the Worksite who are not employed by Design-Builder, its Subcontractors or Material Suppliers.

.9 The Owner is the person or entity identified as such in this Agreement and includes the Owner’s Representative.

.10 The Owner’s Program is an initial description of the Owner’s objectives, that may include budget and time criteria, space requirements and relationships, flexibility and expandability requirements, special equipment and systems, and site requirements.

. 11 The Project, as identified in Article 1, is the building, facility and/or other improvements for which the Design-Builder is to perform the Work under this Agreement. It may also include improvements to be undertaken by the Owner or Others.

.12 A Subcontractor is a party or entity, which shall include the Civil/Mechanical Engineer, retained by the Design-Builder as an independent contractor to provide the on-site labor, materials, equipment and/or services necessary to complete a specific portion of the Work. The term Subcontractor does not include the Architect/Structural Engineer or any separate contractor employed by the Owner or any separate contractors subcontractors.

.13 Substantial Completion of the Work, or of a designated portion, occurs on the date when the Design-Builder’s obligations are sufficiently complete in accordance with the Contract Documents so that the Owner can or does occupy or utilize the Project, or a designated portion, for the use for which it is intended, in accordance with Paragraph 10.4. The issuance of a Certificate of Occupancy is not a prerequisite for Substantial Completion if the Certificate of Occupancy cannot be obtained due to factors beyond the Design-Builder’s control. This date shall be confirmed by a Certificate of Substantial Completion signed by the Owner and the Design-Builder. The Owner shall be entitled to rely on inspections by the Architect/Strutural Engineer and other professionals in determining whether to sign the Certificate of Substantial Completion. The Certificate shall state the respective responsibilities of the Owner and the Design-Builder for security, maintenance, heat, utilities, damage to the Work, and insurance. The Certificate shall also list the items to be completed or corrected, and establish the time for their completion and correction, within the time frame, if any, established in Amendment No. 1 for the Date of Final Completion.

.14 A Subsubcontractor is a party or entity who has an agreement with a Subcontractor to perform any portion of the Subcontractor’s work.

.15 The Work is the Design Phase Services procured or furnished in accordance with Paragraph 3.1, the preparation of the Projected Cost of the Work in accordance with Subparagraph 3.1.7, the Construction Phase Services provided in accordance with Paragraph 3.3, Additional Services that may be provided in accordance with Paragraph 3.10, and other services which are necessary to complete the Project in accordance with and reasonably inferable from the Contract Documents.

.16 Worksite means the geographical area at the location mentioned in Article 1 where the Work is to be performed.

ARTICLE 3

DESIGN-BUILDER’S RESPONSIBILITIES

Except for the architectural, design and structural engineering services to be provided by the Architect/Structural Engineer, the Design-Builder shall be responsible for procuring or furnishing the design and for the construction of the Work consistent with the Owner’s Program, as such Program may be modified by the Owner during the course of the Work. The Design-Builder shall exercise reasonable skill and judgment in the performance of its services consistent with the team relationship described in Paragraph 2.1, but does not warrant nor guarantee schedules and estimates.

The Design-Builder and the Owner may establish a Fast-track approach to the design and construction services necessary to complete the Project. Such agreement establishing a Fast-track approach and the Schedule of the Work shall be included as an exhibit to this Agreement. In the absence of such agreement, the parties shall proceed in accordance with Paragraphs 3.1 and 3.3 below.

3.1 DESIGN PHASE SERVICES

3.1.1 PRELIMINARY EVALUATION. The Design-Builder shall review the Owner’s Program to ascertain the requirements of the Project and shall verify such requirements with the Owner. The Design-Builder’s review shall also provide to the Owner a preliminary evaluation of the site with regard to access, traffic, drainage, parking, building placement and other considerations affecting the building, the environment and energy use, as well as information regarding applicable governmental laws, regulations and requirements. The Design-Builder shall also propose alternative architectural, civil, structural, mechanical, electrical and other systems for review by the Owner, to determine the most desirable approach on the basis of cost, technology, quality and speed of delivery. The Design-Builder will also review existing test reports but will not undertake any independent testing nor be required to furnish types of information derived from such testing in its Preliminary Evaluation. Based upon its review and verification of the Owner’s Program and other relevant information the Design-Builder shall provide a Preliminary Evaluation of the Project’s feasibility for the Owner’s acceptance. The Design-Builder’s Preliminary Evaluation shall specifically identify any deviations from the Owner’s Program.

3.1.2 PRELIMINARY SCHEDULE. The Design-Builder shall prepare a preliminary schedule of the Work. The Owner and the Architect/Strutural Engineer shall provide written approval of milestone dates established in the preliminary schedule of the Work. The schedule shall show the activities of the Owner, the Architect/Structural Engineer, the Civil/Mechanical Engineer and the Design-Builder necessary to meet the Owner’s completion requirements. The schedule shall be updated periodically with the level of detail for each schedule update reflecting the information then available. If an update indicates that a previously approved schedule will not be met, the Design-Builder shall recommend corrective action to the Owner in writing.

3.1.3 PRELIMINARY ESTIMATE. When sufficient Project information has been identified, the Design-Builder shall prepare for the Owner’s acceptance a preliminary estimate utilizing area, volume or similar conceptual estimating techniques. The estimate shall be updated periodically with the level of detail for each estimate update reflecting the information then available. If the preliminary estimate or any update exceeds the Owner’s budget, the Design-Builder shall make recommendations to the Owner.

3.1.4 SCHEMATIC DESIGN DOCUMENTS. The Design-Builder shall submit for the Owner’s written approval Schematic Design Documents for the civil, mechanical, electrical and other systems being designed by the Design-Builder or its Civil/Mechanical Engineer, based on the agreed upon Preliminary Evaluation. Schematic Design Documents shall include drawings, outline specifications and other conceptual documents illustrating the Project’s basic elements, scale, and their relationship to the Worksite. One set of these documents shall be furnished to the Owner. When the Design-Builder submits the Schematic Design Documents the Design-Builder shall identify in writing all material changes and deviations that have taken place from the Design-Builder’s Preliminary Evaluation, schedule and estimate. The Design-Builder shall update the preliminary schedule and estimate based on the Schematic Design Documents. Schematic Design Documents for the architectural and structural portions of the Project shall be provided to the Owner and the Design-Builder by the Architect/Strutural Engineer.

3.1.5 PLANNING PERMITS. The Design-Builder shall obtain and the Owner shall pay for all planning permits necessary for the construction of the Project.

3.1.6 DESIGN DEVELOPMENT DOCUMENTS. The Design-Builder shall submit for the Owner’s written approval Design Development Documents based on the approved Schematic Design Documents. The Design Development Documents shall further define the Project including drawings and outline specifications fixing and describing the Project size and character as to site utilization, and other appropriate elements incorporating the civil, mechanical, electrical, and other systems being designed by the Design-Builder or its Civil/Mechanical Engineer. One set of these documents shall be furnished to the Owner. When the Design-Builder submits the Design Development Documents, the Design-Builder shall identify in writing all material changes and deviations that have taken place from the Schematic Design Documents. The Design-Builder shall update the schedule and estimate based on the Design Development Documents. Design Development Documents for the architectural/structural portions of the Project shall be provided to the Owner and the Design-Builder by the Architect/Strutural Engineer.

3.1.7 CONSTRUCTION DOCUMENTS. The Design-Builder shall submit for the Owner’s written approval Construction Documents based on the approved Design Development Documents. The Construction Documents shall set forth in detail the requirements for construction of the Work, and shall consist of drawings and specifications based upon codes, laws and regulations enacted at the time of their preparation. When the Design-Builder submits the Construction Documents, the Design-Builder shall identify in writing all material changes and deviations that have taken place from the Design Development Documents. Construction shall be in accordance with these approved Construction Documents. One set of these documents shall be furnished to the Owner prior to commencement of construction. If a GMP has not been established, the Design-Builder shall prepare a further update of the schedule and projected Cost of the Work based on the Construction Documents (“Projected Cost of the Work”). The Projected Cost of the Work shall be used to monitor actual costs. The Design-Builder shall meet with the Owner and the Architect/Strutural Engineer to review the Projected Cost of the Work. In the event the Owner or the Architect/Strutural Engineer discovers any inaccuracies or inconsistencies in the Projected Cost of the Work, they shall promptly notify the Design-Builder, who shall make appropriate adjustments to the Projected Cost of the Work. When the Projected Cost of the Work is acceptable to the Owner, the Owner shall acknowledge and approve the Projected Cost of the Work in writing. The Owner’s approval of the Projected Cost of the Work in no way constitutes or implies that the Projected Cost of the Work is a guaranteed maximum price. The Projected Cost of the Work may be changed from time to time, by written Change Orders. The Projected Cost of the Work shall include, among other things, a description of the Contract Documents upon which the Project is based, a list of clarifications and assumptions made by the Design-Builder in the preparation of the Projected Cost of the Work, a statement of the estimated Cost of the Work, the Design-Builder’s Fee and the Design-Builder’s Contingency.

3.1.8 OWNERSHIP OF DOCUMENTS. Upon the making of payment pursuant to Paragraph 10.5, the Owner shall receive ownership of the property rights, except for copyrights, of all documents, drawings, specifications, electronic data and information prepared, provided or procured by the Design-Builder, its Civil/Mechanical Engineer, Subcontractors and consultants and distributed to the Owner for this Project. (Design-Build Documents) Use and ownership of any design-build documents prepared, provided or procured by the Architect/Structural Engineer shall be governed by the Architect/Strutural Engineer’s Agreement.

.1 If this Agreement is terminated pursuant to Paragraph 13.2, the Owner shall receive ownership of the property rights, except for copyrights, of the Design-Build Documents upon payment for all Work performed in accordance with this Agreement, at which time the Owner shall have the right to use, reproduce and make derivative works from the Design-Build Documents to complete the Work.

.2 If this Agreement is terminated pursuant to Paragraph 13.3, the Owner shall receive ownership of the property rights, except for copyrights, of the Design-Build Documents upon payment of all sums provided in Paragraph 12.3, at which time the Owner shall have the right to use, reproduce and make derivative works from the Design-Build Documents to complete the Work.

.3 The Owner may use, reproduce and make derivative works from the Design-Build Documents for subsequent renovation and remodeling of the Work, but shall not use, reproduce or make derivative works from the Design-Build Documents for other projects without the written authorization of the Design-Builder, who shall not unreasonably withhold consent.

.4 The Owner’s use of the Design-Build Documents without the Design-Builder’s involvement or on other projects is at the Owner’s sole risk, except for the Design-Builder’s indemnification obligation pursuant to Paragraph 3.7, and the Owner shall defend, indemnify and hold harmless Design-Builder, its Civil/Mechanical Engineer, Subcontractors and consultants, and the agents, officers, directors and employees of each of them from all claims, damages, losses, costs and expenses, including but not limited to attorney’s fees, costs and expenses incurred in connection with any dispute resolution process, arising out of or resulting from Owner’s use of the Design-Build Documents.

.5 The Design-Builder shall obtain from its Civil/Mechanical Engineer, Subcontractors and consultants property rights and rights of use that correspond to the rights given by the Design-Builder to the Owner in this Agreement.

3.2 DESIGN-BUILDER’S CONTINGENCY

3.2.1 DESIGN-BUILDER’S CONTINGENCY. The Projected Cost of the Work shall include as the Design-Builder’s Contingency, a sum equal to $500,000. The Design-Builder’s Contingency will be monitored by the Design-Builder and the Owner for use at the Design-Builder’s discretion to cover costs which are properly reimbursable as a Cost of the Work but are not the basis for a Change Order. The Design-Builder shall report to the Owner, on a monthly basis, all expenditures made from the Design-Builder’s Contingency, and shall consult with the Owner in advance regarding any expenditure out of the Design-Builder’s contingency for a particular item which exceeds $20,000.00.

3.3 CONSTRUCTION PHASE SERVICES

3.3.1 The Construction Phase will commence upon the issuance by the Owner of a written notice to proceed with construction and the Design-Builder’s receipt of a building permit for the Project. If construction commences prior to execution of Amendment No. 1, the Design-Builder shall prepare for the Owner’s written approval a list of the documents that are applicable to the part of the Work which the Owner has authorized, which list shall be included in the Owner’s written notice to proceed.

3.3.2 In order to complete the Work, the Design-Builder shall provide all necessary construction supervision, inspection, construction equipment, labor, materials, tools, and subcontracted items.

3.3.3 The Design-Builder shall give all notices and comply with all laws and ordinances legally enacted at the date of execution of the Agreement which govern the proper performance of the Work

3.3.4 The Design-Builder shall obtain and the Owner shall pay for the building permits necessary for the construction of the Project.

3.3.5 The Design-Builder shall keep such full and detailed accounts as are necessary for proper financial management under this Agreement. The Owner and the Architect/Strutural Engineer shall be afforded access to all the Design-Builder’s records, books, correspondence, instructions, drawings, receipts, vouchers, memoranda and similar data relating to this Agreement. The Design-Builder shall preserve all such records for a period of three years after the final payment or longer where required by law.

3.3.6 The Design-Builder shall provide periodic written reports to the Owner and the Architect/Strutural Engineer on the progress of the Work in such detail as is required by the Owner and as agreed to by the Owner and the Design-Builder.

3.3.7 The Design-Builder shall develop a system of cost reporting for the Work, including regular monitoring of actual costs for activities in progress and estimates for uncompleted tasks and proposed changes in the Work. The reports shall be presented to the Owner and the Architect/Strutural Engineer at mutually agreeable intervals.

3.3.8 The Design-Builder shall regularly remove debris and waste materials at the Worksite resulting from the Work. Prior to discontinuing Work in an area, the Design-Builder shall clean the area and remove all rubbish and its construction equipment, tools, machinery, waste and surplus materials. The Design-Builder shall minimize and confine dust and debris resulting from construction activities. The Design-Builder will take reasonable steps to protect occupied areas of the Worksite and the existing building adjoining the Project (“Building”) in connection with performing the Work. The Design-Builder shall provide 30 days’ prior written notice prior to closing any portion of the Building and the parking lot to allow for the performance of the Work. At the completion of the Work, the Design-Builder shall remove from the Worksite all construction equipment, tools, surplus materials, waste materials and debris.

3.3.9 The Design-Builder shall prepare and submit to the Owner: 1 set of the final marked up as-built drawings, in general documenting how the various elements of the Work including changes were actually constructed or installed, or as defined by the parties by attachment to this Agreement.

3.4 SCHEDULE OF THE WORK. The Design Builder shall prepare and submit a Schedule of Work for the Owner’s acceptance and written approval as to milestone dates. This Schedule shall indicate the dates for the start and completion of the various stages of the Work, including the dates when information and approvals are required from the Owner. The Schedule shall be revised as required by the conditions of the Work.

3.5 SAFETY OF PERSONS AND PROPERTY

3.5.1 SAFETY PRECAUTIONS AND PROGRAMS. The Design-Builder shall have overall responsibility for safety precautions and programs in the performance of the Work. While the provisions of this Paragraph establish the responsibility for safety between the Owner and the Design-Builder, they do not relieve Subcontractors of their responsibility for the safety of persons or property in the performance of their work, nor for compliance with the provisions of applicable laws and regulations.

3.5.2 The Design-Builder shall seek to avoid injury, loss or damage to persons or property by taking reasonable steps to protect:

.1 its employees and other persons at the Worksite;

.2 materials, supplies and equipment stored at the Worksite for use in performance of the Work; and

.3 the Project and all property located at the Worksite and adjacent to work areas, whether or not said property or structures are part of the Project or involved in the Work.

3.5.3 DESIGN-BUILDER’S SAFETY REPRESENTATIVE. The Design-Builder shall designate an individual at the Worksite in the employ of the Design-Builder who shall act as the Design-Builder’s designated safety representative with a duty to prevent accidents. Unless otherwise identified by the Design-Builder in writing to the Owner, the designated safety representative shall be the Design-Builder’s project superintendent. The Design-Builder will report immediately in writing all accidents and injuries occurring at the Worksite to the Owner. When the Design-Builder is required to file an accident report with a public authority, the Design-Builder shall furnish a copy of the report to the Owner.

3.5.4 The Design-Builder shall provide the Owner and the Architect/Strutural Engineer with copies of all notices required of the Design-Builder by law or regulation. The Design-Builder’s safety program shall comply with the requirements of governmental and quasi-governmental authorities having jurisdiction over the Work.

3.5.5 Damage or loss not insured under property insurance which may arise from the performance of the Work, to the extent of the negligence attributed to such acts or omissions of the Design-Builder, or anyone for whose acts the Design-Builder may be liable, shall be promptly remedied by the Design-Builder. Damage or loss attributable to the acts or omissions of the Owner, the Architect/Structural Engineer, or Others and not to the Design-Builder shall be promptly remedied by the Owner.

3.5.6 If the Owner, in the exercise of its reasonable discretion, deems any part of the Work or Worksite unsafe, the Owner, without assuming responsibility for the Design-Builder’s safety program, may require the Design-Builder to stop performance of the Work or take corrective measures satisfactory to the Owner, or both. If the Design-Builder does not adopt corrective measures, the Owner may perform them and reduce by the costs of the corrective measures the Cost of the Work as provided in Article 8. The Design-Builder agrees to make no claim for damages, compensation for Design Phase Services, any increase in the Design-Builder’s Fee and/or the Date of Substantial Completion and/or the Date of Final Completion based on the Design-Builder’s compliance with the Owner’s reasonable request.

3.6 HAZARDOUS MATERIALS

3.6.1 A Hazardous Material is any substance or material identified now or in the future as hazardous under any federal, state or local law or regulation, or any other substance or material which may be considered hazardous or otherwise subject to statutory or regulatory requirements governing handling, disposal and/or clean-up. The Design-Builder shall not be obligated to commence or continue work until all Hazardous Material discovered at the Worksite has been removed, rendered or determined to be harmless by the Owner as certified by an independent testing laboratory approved by the appropriate government agency.

3.6.2 If after the commencement of the Work, Hazardous Material is discovered at the Project, the Design-Builder shall be entitled to immediately stop Work in the affected area. The Design-Builder shall report the condition to the Owner and, if required, the government agency with jurisdiction.

3.6.3 The Design-Builder shall not be required to perform any Work relating to or in the area of Hazardous Material without written mutual agreement.

3.6.4 The Owner shall be responsible for retaining an independent testing laboratory to determine the nature of the material encountered and whether it is a Hazardous Material requiring corrective measures and/or remedial action. Such measures shall be the sole responsibility of the Owner, and shall be performed in a manner minimizing any adverse effects upon the Work of the Design-Builder. The Design-Builder shall resume Work in the area affected by any Hazardous Material only upon written agreement between the parties after the Hazardous Material has been removed or rendered harmless and only after approval, if necessary, of the governmental agency or agencies with jurisdiction.

3.6.5 If the Design-Builder incurs additional costs and/or is delayed due to the presence or remediation of Hazardous Material, the Design-Builder shall be entitled to an equitable adjustment in compensation for Design Phase Services, the Design-Builder’s Fee and/or the Date of Substantial Completion and/or the Date of Final Completion.

3.6.6 Provided the Design-Builder, its Subcontractors, Material Suppliers and Subsubcontractors, and the agents, officers, directors and employees of each of them, have not, acting under their own authority, knowingly entered upon any portion of the Work containing Hazardous Materials, and to the extent not caused by the negligent acts or omissions of the Design-Builder, its Subcontractors, Material Suppliers and Subsubcontractors, and the agents, officers, directors and employees of each of them, the Owner shall defend, indemnify and hold harmless the Design-Builder, its Subcontractors and Subsubcontractors, and the agents, officers, directors and employees of each of them, from and against any and all direct claims, damages, losses, costs and expenses, including but not limited to attorney’s fees, costs and expenses incurred in connection with any dispute resolution process, arising out of or relating to the performance of the Work in any area affected by Hazardous Material. To the fullest extent permitted by law, such indemnification shall apply regardless of the fault, negligence, breach of warranty or contract, or strict liability of the Owner or its Architect/Structural Engineer.

3.6.7 Material Safety Data (MSD) sheets as required by law and pertaining to materials or substances used or consumed in the performance of the Work, whether obtained by the Design-Builder, Subcontractors, the Owner or Others, shall be maintained at the Project by the Design-Builder and made available to the Owner and Subcontractors.

3.6.8 During the Design-Builder’s performance of the Work, the Design-Builder shall be responsible for the proper handling of all materials brought to the Worksite by the Design-Builder. Upon the issuance of the Certificate of Substantial Completion, the Owner shall be responsible under this Paragraph for materials and substances brought to the site by the Design-Builder if such materials or substances are required by the Contract Documents.

3.6.9 The terms of this Paragraph 3.6 shall survive the completion of the Work under this Agreement and/or any termination of this Agreement.

3.7 ROYALTIES, PATENTS AND COPYRIGHTS. The Design-Builder shall pay all royalties and license fees which may be due on the inclusion of any patented or copyrighted materials, methods or systems selected by the Design-Builder and incorporated in the Work. The Design-Builder shall defend, indemnify and hold the Owner harmless from all suits or claims for infringement of any patent rights or copyrights arising out of such selection. The Owner agrees to defend, indemnify and hold the Design-Builder harmless from all suits or claims of infringement of any patent rights or copyrights arising out of any patented or copyrighted materials, methods or systems specified by the Owner or its Architect/Structural Engineer.

3.8 WARRANTIES AND COMPLETION

3.8.1 The Design-Builder warrants that all materials and equipment furnished under the Construction Phase of this Agreement will be new unless otherwise specified, of good quality, in conformance with the Contract Documents, and free from defective workmanship and materials. Warranties shall commence on the Date of Substantial Completion of the Work. The Design-Builder agrees to correct all construction performed under this Agreement which is defective in workmanship or materials within a period of two years from the Date of Substantial Completion or for such longer or shorter periods of time as may be set forth with respect to specific warranties required by the Contract Documents. The Design-Builder shall advise the Owner of any additional expense to be included in the Cost of the Work for obtaining a duration in excess of the one year standard for specific warranties required by the Contract Documents.

3.8.2 To the extent products, equipment, systems or materials incorporated in the Work are specified and purchased by the Owner, they shall be covered exclusively by the warranty of the manufacturer. There are no warranties which extend beyond the description on the face of any such warranty. To the extent products, equipment, systems or materials incorporated in the Work are specified by the Owner but purchased by the Design-Builder and are inconsistent with selection criteria that otherwise would have been followed by the Design-Builder, the Design-Builder shall assist the Owner in pursuing warranty claims. ALL OTHER WARRANTIES EXPRESSED OR IMPLIED INCLUDING THE WARRANTY OF MERCHANTABILITY AND THE WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY DISCLAIMED.

3.8.3 The Design-Builder shall secure required certificates of inspection, testing or approval and deliver them to the Owner.

3.8.4 The Design-Builder shall collect all written warranties and equipment manuals and deliver them to the Owner in a format directed by the Owner.

3.8.5 With the assistance of the Owner’s maintenance personnel, the Design-Builder shall direct the checkout of utilities and start up operations, and adjusting and balancing of systems and equipment for readiness.

3.9 CONFIDENTIALITY. The Design-Builder shall treat as confidential and not disclose to third persons, except Subcontractors, Subsubcontractors, the Architect/Structural Engineer and the Civil/Mechanical Engineer as is necessary for the performance of the Work, or use for its own benefit any of the Owner’s developments, confidential information, know-how, discoveries, production methods and the like that may be disclosed to the Design-Builder or which the Design-Builder may acquire in connection with the Work. The Owner shall treat as confidential information all of the Design-Builder’s estimating systems and historical and parameter cost data that may be disclosed to the Owner in connection with the performance of this Agreement. Notwithstanding the foregoing, the Owner shall be permitted to disclose those portions of the Contract Documents which the Owner, as a publicly held company, shall be required to disclose in filings required by applicable law.

3.10 ADDITIONAL SERVICES. The Design-Builder shall provide or procure the following Additional Services upon the request of the Owner. A written agreement between the Owner and the Design-Builder shall define the extent of such Additional Services before they are performed by the Design-Builder. If the Projected Cost of the Work has been established for the Work or any portion of the Work, such Additional Services shall be considered a Change in the Work, unless they are specifically included in the statement of the basis of the Projected Cost of the Work .

.1 Development of the Owner’s Program, establishing the Project Budget, investigating sources of financing, general business planning and other information and documentation as may be required to establish the feasibility of the Project.

.2 Consultations, negotiations, and documentation supporting the procurement of Project financing.

.3 Site evaluations, legal descriptions and aerial photographs.

.4 Appraisals of existing equipment, existing properties, new equipment and developed properties.

.5 Environmental studies, reports and investigations required for submission to governmental authorities or others having jurisdiction over the Project.

.6 Consultations and representations before governmental authorities or others having jurisdiction over the Project other than normal assistance in securing building permits.

.7 The reasonably required verification of Owner-provided drawings and information.

.8 Artistic renderings, models and mockups of the Project or any part of the Project or the Work.

.9 Inventories of existing furniture, fixtures, furnishings and equipment which might be under consideration for incorporation into the Work.

.10 Interior design and related services including procurement and placement of furniture, furnishings, artwork and decorations.

.11 Making revisions to the Schematic Design, Design Development, Construction Documents or documents forming the basis of the Projected Cost of the Work after they have been approved by the Owner, and which are due to causes beyond the control of the Design-Builder. Causes beyond the control of the Design-Builder do not include acts or omissions on the part of Subcontractors, Material Suppliers, Subsubcontractors or the Civil/Mechanical Engineer. Causes beyond the control of the Design-Builder shall include, but not be limited to, acts or omissions on the part of the Owner and/or the Architect/Structural Engineer.

.12 Design, coordination, management, expediting and other services supporting the procurement of materials to be obtained, or work to be performed, by the Owner, including but not limited to specialty systems which are not a part of the Work.

.13 Estimates, proposals, appraisals, consultations, negotiations and services in connection with the repair or replacement of an insured loss, provided such repair or replacement did not result from the negligence of the Design-Builder.

.14 The premium portion of overtime work ordered by the Owner, including productivity impact costs, other than that required by the Design-Builder to maintain the Schedule of Work.

.15 Out-of-town travel by the Civil/Mechanical Engineer in connection with the Work, except between the Civil/Mechanical Engineer’s office, the Design-Builder’s office, the Owner’s office and the Worksite.

.16 Obtaining service contractors and training maintenance personnel, assisting and consulting in the use of systems and equipment after the initial start up.

.17 Services for tenant or rental spaces not a part of this Agreement.

.18 Services requested by the Owner or required by the Work which are not specified in the Contract Documents and which are not normally part of generally accepted design and construction practice.

.19 Serving or preparing to serve as an expert witness in connection with any proceeding, legal or otherwise, regarding the Project.

.20 Document reproduction exceeding the limits provided for in this Agreement.

3.11 DESIGN-BUILDER’S REPRESENTATIVE The Design-Builder shall designate a person who shall be the Design-Builder’s authorized representative. The Design-Builder’s Representative is: David J. Settles, Senior Project Manager. All notices required to be delivered to Design-Builder under the Contract Documents shall be construed to have been properly delivered if they are delivered to Design-Builder’s Representative at the address described below. Written notices may be delivered in person, by certified mail (return receipt requested), by express mail delivery carrier (with tracking service), internal inter-office courier, or by electronic mail as follows:

Miller-Valentine Construction, LLC

4000 Miller-Valentine Court

P.O. Box 744

Dayton, Ohio 45401-0744

Phone: (937) 297-3225

E-mail: david.settles@mvg.com

ARTICLE 4

OWNER’S RESPONSIBILITIES

4.1 INFORMATION AND SERVICES PROVIDED BY OWNER.

4.1.1 The Owner shall provide full information in a timely manner regarding requirements for the Project, including the Owner’s Program and other relevant information.

4.1.2 The Owner shall provide:

.1 all available information describing the physical characteristics of the site, including surveys, site evaluations, legal descriptions, existing conditions, subsurface and environmental studies, reports and investigations; and

.2 unless otherwise provided in the Contract Documents, necessary approvals, site plan review, rezoning, easements and assessments, fees and charges required for the construction, use, occupancy or renovation of permanent structures, including legal and other required services.

4.1.3 The Owner shall provide reasonable evidence satisfactory to the Design-Builder, prior to commencing the Work and during the progress of the Work, that sufficient funds are available and committed for the entire cost of the Project, including a reasonable allowance for changes in the Work as may be approved in the course of the Work. Unless such reasonable evidence is provided, the Design-Builder shall not be required to commence or continue the Work. The Design-Builder may stop Work after seven (7) days’ written notice to the Owner if such evidence is not presented within a reasonable time. The failure of the Design-Builder to insist upon the providing of this evidence at any one time shall not be a waiver of the Owner’s obligation to make payments pursuant to this Agreement, nor shall it be a waiver of the Design-Builder’s right to require that such evidence be provided at a later date.

4.1.4 The Design-Builder shall be entitled to rely on the completeness and accuracy of the information and services required by this Paragraph 4.1.

4.2 RESPONSIBILITIES DURING DESIGN PHASE.

4.2.1 The Owner shall provide the Owner’s Program at the inception of the Design Phase and shall review and timely approve in writing schedules, estimates, Preliminary Estimate, Schematic Design Documents, Design Development Documents and Construction Documents furnished during the Design Phase as set forth in Paragraph 3.1, and the Projected Cost of the Work as set forth in Subparagraph 3.1.7.

4.3 RESPONSIBILITIES DURING CONSTRUCTION PHASE

4.3.1 The Owner shall review the Schedule of the Work as set forth in Paragraph 3.4 and timely approve the milestone dates set forth.

4.3.2 If the Owner becomes aware of any error, omission or failure to meet the requirements of the Contract Documents or any fault or defect in the Work, the Owner shall give prompt written notice to the Design-Builder.

4.3.3 The Owner shall communicate with the Design-Builder’s Subcontractors, Material Suppliers and the Civil/Mechanical Engineer only through or in the presence of the Design-Builder. The Owner shall have no contractual obligations to Subcontractors, suppliers, or the Civil/Mechanical Engineer.

4.3.4 The Owner shall provide insurance for the Project as provided in Article 12.

4.4 OWNER’S REPRESENTATIVE. The Owner’s Representative is Ronald Gramke. The Representative:

.1 shall be fully acquainted with the Project;

.2 agrees to furnish the information and services required of the Owner pursuant to Paragraph 4.1 so as not to delay the Design-Builder’s Work; and

.3 shall have authority to bind the Owner in all matters requiring the Owner’s approval, authorization or written notice. If the Owner changes its representative or the representatives authority as listed above, the Owner shall notify the Design-Builder in writing in advance.

All notices required to be delivered to Owner under the Contract Documents shall be construed to have been properly delivered if they are delivered to Owner’s Representative at the address described below. Written notices may be delivered in person, by certified mail (return receipt requested), by express mail delivery carrier (with tracking service), internal inter-office courier, or by electronic mail as follows:

The Midland Company

7000 Midland Boulevard

Batavia, Ohio 45102-2607

Attn: Ronald L. Gramke

Phone: (513) 947-5217

E-mail:

4.5 TAX EXEMPTION. If in accordance with the Owner’s written direction the Design-Builder claims an exemption for taxes, the Owner shall defend, indemnify and hold the Design-Builder harmless for all liability, penalty, interest, fine, tax assessment, attorney’s fees or other expense or cost incurred by the Design-Builder as a result of any action taken by the Design-Builder in accordance with the Owner’s direction.

ARTICLE 5

SUBCONTRACTS

Work not performed by the Design-Builder with its own forces shall be performed by Subcontractors, the Civil/Mechanical Engineer or the Architect/Structural Engineer.

5.1 RETAINING SUBCONTRACTORS. The Owner shall have the right to review and approve all written Project proposals of $5,000 or more submitted by Subcontractors and Material Suppliers. The Design-Builder shall not retain any subcontractor or material supplier to whom the Owner has a reasonable and timely objection, provided that the Owner agrees to compensate the Design-Builder for any additional costs incurred by the Design-Builder as a result of such objection. The Owner may propose subcontractors to be considered by the Design-Builder. The Design-Builder shall not be required to retain any subcontractor to whom the Design-Builder has a reasonable objection.

5.2 MANAGEMENT OF SUBCONTRACTORS. The Design-Builder shall be responsible for the management of the Subcontractors in the performance of their work. Except for negligent acts or omissions of the Owner or the Architect/Structural Engineer, the Design-Builder is solely responsible for insuring that all of the Work completed by the Subcontractors is in conformity with the Contract Documents. The Owner is not responsible for the acts or omissions of Subcontractors retained by the Design-Builder for the performance of the Work.

5.3 ASSIGNMENT OF SUBCONTRACT AGREEMENTS. The Design-Builder shall provide for assignment of subcontract agreements in the event that the Owner terminates this Agreement for cause as provided in Paragraph 13.2. Following such termination, the Owner shall notify in writing those Subcontractors whose assignments will be accepted, subject to the rights of sureties.

5.4 BINDING OF SUBCONTRACTORS AND MATERIAL SUPPLIERS. The Design-Builder agrees to bind every Subcontractor and Material Supplier (and require every Subcontractor to so bind its Subsubcontractors and Material Suppliers) to all the provisions of this Agreement and the Contract Documents as they apply to the Subcontractors and Material Suppliers portions of the Work.

ARTICLE 6

TIME

6.1 DATE OF COMMENCEMENT. The Date of Commencement is the effective date of this Agreement as first written in Article 1 unless otherwise set forth below:

The Work shall proceed in general accordance with the Schedule of Work as such schedule may be amended from time to time, subject, however, to other provisions of this Agreement.

6.2 SUBSTANTIAL/FINAL COMPLETION. Unless the parties agree otherwise, the Date of Substantial Completion and/or the Date of Final Completion shall be established in Amendment No. 1 to this Agreement subject to adjustments as provided for in the Contract Documents. The Owner and the Design-Builder may agree not to establish such dates, or in the alternative, to establish one but not the other of the two dates. If such dates are not established upon the execution of this Agreement, at such time as the Projected Cost of the Work is accepted a Date of Substantial Completion and/or Date of Final Completion of the Work shall be established in Amendment No. 1. If the Projected Cost of the Work is not established and the parties desire to establish a Date of Substantial Completion and/or Date of Final Completion, it shall be set forth in Amendment No. 1.

6.2.1 Time limits stated in the Contract Documents are of the essence.

6.2.2 Unless instructed by the Owner in writing, the Design-Builder shall not knowingly commence the Work before the effective date of insurance that is required to be provided by the Design-Builder or the Owner.

6.3 DELAYS IN THE WORK

6.3.1 If causes beyond the Design-Builder’s control delay the progress of the Work, then the Cost of the Work, compensation for Design Phase Services and/or the Date of Substantial Completion and/or the Date of Final Completion shall be modified by Change Order as appropriate. In addition, the Design-Builder’s Fee shall be modified by Change Order as appropriate where the cause for delay results from changes ordered in the Work or acts or omissions of the Owner, the Architect/Structural Engineer or others. Such causes shall include but not be limited to: changes ordered in the Work, acts or omissions of the Owner, the Architect/Structural Engineer or Others, the Owner or the Architect/Structural Engineer preventing the Design-Builder from performing the Work pending dispute resolution, Hazardous Materials or differing site conditions. Causes beyond the control of the Design-Builder do not include acts or omissions on the part of the Design-Builder, Subcontractors, Subsubcontractors, Material Suppliers or the Civil/Mechanical Engineer.

6.3.2 To the extent a delay in the progress of the Work is caused by adverse weather conditions not reasonably anticipated, fire, unusual transportation delays, general labor disputes impacting the Project but not specifically related to the Worksite, governmental agencies, or unavoidable accidents or circumstances, the Design-Builder shall only be entitled to its actual costs without fee and an extension of the Date of Substantial Completion and/or the Date of Final Completion.

6.3.3 In the event delays to the Project are encountered for any reason, the parties agree to undertake reasonable steps to mitigate the effect of such delays.

ARTICLE 7

COMPENSATION

7.1 DESIGN PHASE COMPENSATION

7.1.1 The cost of services performed directly by the Civil/Mechanical Engineer is computed separately and is independent from the Design-Builder’s compensation for work or services performed directly by the Design-Builder; these costs shall be shown as separate items on applications for payment. Due to the fact that the Civil/Mechanical Engineer is retained by the Design-Builder, the payments to the Civil/Mechanical Engineer shall be as detailed in a separate agreement between the Design-Builder and the Civil/Mechanical Engineer. The cost of architectural and engineering services provided by the Architect/Structural Engineer shall be paid by the Owner. Such sums shall not be included in the Projected Cost of the Work. The Projected Cost of the Workshall also include Civil/Mechanical Engineer’s Fee. The Design-Builder’s Fee does not include the fees of the Civil/Mechanical Engineer; however, as provided in Subparagraph 8.2.7, the Cost of the Work upon which Design-Builder’s Fee is based shall include the costs of services rendered by the Civil/Mechanical Engineer.

7.1.2 The Owner shall compensate the Design-Builder for services performed during the Design Phase as described in Paragraph 3.1, including preparation of the Projected Cost of the Work as described in Subparagraph 3.1.7, as follows:

See Exhibit A attached and incorporated by reference.

7.1.3 Compensation for Design Phase Services, as part of the Work, shall include the Design-Builder’s Fee as established in Paragraph 7.3, paid in proportion to the services performed, subject to adjustment as provided in Paragraph 7.4.

7.1.4 Intentionally Omitted.

7.1.5 Within five (5) days after receipt of each monthly application for payment, the Owner shall give written notice to the Design-Builder of the Owner’s acceptance or rejection, in whole or in part, of such application for payment. On or before the tenth (10th) day of the month immediately following the Owner’s acceptance or rejection of such application, the Owner shall pay directly to the Design-Builder the appropriate amount for which application for payment is made, less amounts previously paid by the Owner. If such application is rejected in whole or in part, the Owner shall indicate the reasons for its rejection. If the Owner and the Design-Builder cannot agree on a revised amount on or before the tenth (10th) day of the month immediately following the Owner’s acceptance or rejection of the Design-Builder’s application for payment, the Owner shall pay directly to the Design-Builder the appropriate amount for those items not rejected by the Owner for which application for payment is made, less amounts previously paid by the Owner. Those items rejected by the Owner shall be due and payable when the reasons for the rejection have been removed.

7.1.6 If the Owner fails to pay the Design-Builder at the time payment of any amount becomes due, then the Design-Builder may, at any time thereafter, upon serving written notice that the Work will be stopped within seven (7) days after receipt of the notice by the Owner, and after such seven (7) day period, stop the Work until payment of the amount owing has been received.

7.1.7 Payments due pursuant to Subparagraph 7.1.5, may bear interest from the date payment is due at the prime rate prevailing at the location of Project.

7.2 CONSTRUCTION PHASE COMPENSATION

7.2.1 The Owner shall compensate the Design-Builder for Work performed following the commencement of the Construction Phase on the following basis:

.1 the Cost of the Work as allowed in Article 8; and

.2 the Design-Builder’s Fee paid in proportion to the services performed subject to adjustment as provided in Paragraph 7.4.

7.2.3 Payment for Construction Phase Services shall be as set forth in Article 10. If Design Phase Services continue to be provided after construction has commenced, the Design-Builder shall continue to be compensated as provided in Paragraph 7.1, or as mutually agreed.

7.3 DESIGN-BUILDER’S FEE. The Design-Builder’s Fee shall be as follows, subject to adjustment as provided in Paragraph 7.4:

See Exhibit A attached and incorporated by reference

7.4 ADJUSTMENT IN THE DESIGN-BUILDER’S FEE Adjustment in the Design-Builder’s Fee shall be made as follows:

See Exhibit A attached and incorporated by reference

ARTICLE 8

COST OF THE WORK

The Owner agrees to pay the Design-Builder for the Cost of the Work as defined in this Article. This payment shall be in addition to the Design-Builder’s Fee stipulated in Paragraph 7.3.

8.1 COST ITEMS FOR DESIGN PHASE SERVICES.

8.1.1 Compensation for Design Phase Services as provided in Paragraph 7.1.

8.2 COST ITEMS FOR CONSTRUCTION PHASE SERVICES.

8.2.1 Wages paid for labor in the direct employ of the Design-Builder in the performance of the Work.

8.2.2 Salaries as set forth on Exhibit B attached and incorporated in this Agreement by reference of the Design-Builder’s employees when stationed at the field office, in whatever capacity employed, employees engaged on the road expediting the production or transportation of material and equipment, and employees from the principal or branch office performing the functions listed below:

.1 Project Managers and Assistant Project Managers.

.2 Administrative Assistant, Project Assistant, and/or Administrative Support.

.3 Project Technicians.

8.2.3 Cost of all employee benefits and taxes including but not limited to workers compensation, unemployment compensation, Social Security, health, welfare, retirement and other fringe benefits as required by law, labor agreements, or paid under the Design-Builder’s standard personnel policy, insofar as such costs are paid to employees of the Design-Builder who are included in the Cost of the Work under Subparagraphs 8.2.1 and 8.2.2.

8.2.4 Reasonable transportation and travel expenses of the following of Design-Builder’s personnel incurred in connection with the Work: Design-Builder’s Senior Project Manager, currently Dave Settles, Assistant Project Managers, currently Brian James and Brian Hartigan, Safety Coordinator and Labor Coordinator.

8.2.5 Cost of all materials, supplies and equipment incorporated in the Work, including costs of inspection and testing if not provided by the Owner, transportation, storage and handling.

8.2.6 Payments made by the Design-Builder to Subcontractors for work performed under this Agreement.

8.2.7 Fees and expenses for design services procured or furnished by the Design-Builder or its Civil/Mechanical Engineer. As provided in Paragraph 7.1, fees and expenses for architectural and engineering services provided by the Architect/Structural Engineer and shall be paid directly by the Owner and shall not be included in the Projected Cost of the Work.

8.2.8 Cost, including transportation and maintenance of all materials, supplies, equipment, temporary facilities and hand tools not owned by the workers that are used or consumed in the performance of the Work, less salvage value and/or residual value; and cost less salvage value on such items used, but not consumed that remain the property of the Design-Builder.

8.2.9 Rental charges of all necessary machinery and equipment, exclusive of hand tools owned by workers, used at the Worksite, whether rented from the Design-Builder or Others, including installation, repair and replacement, dismantling, removal, maintenance, transportation and delivery costs. Rental from unrelated third parties shall be reimbursed at actual cost. Rentals from the Design-Builder or its affiliates, subsidiaries or related parties shall be reimbursed at the prevailing rates in the locality of the Worksite up to eighty-five percent (85%) of the value of the piece of equipment.

8.2.10 Cost of the premiums for all insurance and surety bonds which the Design-Builder is required to procure or deems necessary, and approved by the Owner.

8.2.11 Sales, use, gross receipts or other taxes, tariffs or duties related to the Work (other than the income taxes) for which the Design-Builder is liable.

8.2.12 Permits, fees, licenses, tests, royalties, damages for infringement of patents and/or copyrights, including costs of defending related suits for which the Design-Builder is not responsible as set forth in Paragraph 3.7, and deposits lost for causes other than the Design-Builder’s negligence or the negligence of its Subcontractors.

8.2.13 Losses, expenses or damages to the extent not compensated by insurance or otherwise, and the cost of corrective work and/or redesign during the Construction Phase and for a period of two years following the Date of Substantial Completion, provided that such corrective work and/or redesign did not arise from the negligence of the Design-Builder or its Subcontractors.

8.2.14 All costs associated with establishing, equipping, operating, maintaining and demobilizing the field office.

8.2.15 Reproduction costs, photographs, cost of telegrams, facsimile transmissions, long distance telephone calls, data processing services, postage, express delivery charges, telephone service at the Worksite and reasonable petty cash expenses at the field office.

8.2.16 All water, power and fuel costs necessary for the Work except as modified by Outline Specifications.

8.2.17 Cost of removal of all non-hazardous substances, debris and waste materials.

8.2.18 Costs incurred due to an emergency affecting the safety of persons and/or property.

8.2.19 Legal, mediation and arbitration fees and costs, other than those arising from disputes between the Owner and the Design-Builder and/or Subcontractors, reasonably and properly resulting from the Design-Builder’s and/or Subcontractor’s performance of the Work.

8.2.20 All costs directly incurred in the performance of the Work,or in connection with the Project, and not included in the Design-Builder’s Fee as set forth in Article 7, which are reasonably inferable from the Contract Documents as necessary to produce the intended results.

8.2.21 Costs incurred for soil borings required for the Project.

8.3 DISCOUNTS. All discounts for prompt payment shall accrue to the Owner to the extent such payments are made directly by the Owner. To the extent payments are made with funds of the Design-Builder, all cash discounts shall accrue to the Design-Builder. All trade discounts, rebates and refunds, and all returns from sale of surplus materials and equipment, shall be credited to the Cost of the Work. The Owner shall be offered an opportunity to pay early in order to obtain any trade discount or rebate.

ARTICLE 9

CHANGES IN THE WORK

Changes in the Work which are within the general scope of this Agreement may be accomplished, without invalidating this Agreement, by Change Order, Work Change Directive, or a minor change in the work, subject to the limitations stated in the Contract Documents.

9.1 CHANGE ORDER

9.1.1 The Design-Builder may request and/or the Owner, without invalidating this Agreement, may order changes in the Work within the general scope of the Contract Documents consisting of additions, deletions or other revisions to the Projected Cost of the Work, compensation for Design Phase Services, the Design-Builder’s Fee and/or the Date of Substantial Completion and/or the Date of Final Completion being adjusted accordingly. All such changes in the Work shall be authorized by applicable Change Order, and shall be performed under the applicable conditions of the Contract Documents.

9.1.2 Each adjustment in the Projected Cost of the Work resulting from a Change Order shall clearly separate the amount attributable to compensation for Design Phase Services, other Cost of the Work and the Design-Builder’s Fee, with the Design-Builder’s Fee not to exceed nine percent (9%) for Change Orders involving changes in the scope of the Project. For Change Orders not involving changes in the scope of the Project, no additional Design-Builder’s Fee shall be charged.

9.1.3 The Owner and the Design-Builder shall negotiate in good faith an appropriate adjustment to the Projected Cost of the Work, compensation for Design Phase Services, the Design-Builder’s Fee and/or the Date of Substantial Completion and/or the Date of Final Completion and shall conclude these negotiations as expeditiously as possible. Acceptance of the Change Order and any adjustment in the Projected Cost of the Work, compensation for Design Phase Services, the Design-Builder’s Fee and/or the Date of Substantial Completion and/or the Date of Final Completion shall not be unreasonably withheld.

9.2 WORK CHANGE DIRECTIVES

9.2.1 The Owner may issue a written Work Change Directive directing a change in the Work prior to reaching agreement with the Design-Builder on the adjustment, if any, in the Projected Cost of the Work, the Design-Builder’s Fee, the Date of Substantial Completion and/or the Date of Final Completion, and if appropriate, the compensation for Design Phase Services.

9.2.2 The Owner and the Design-Builder shall negotiate expeditiously and in good faith for appropriate adjustments, as applicable, to the Projected Cost of the Work, the Design-Builder’s Fee, the Date of Substantial Completion and/or the Date of Final Completion, and if appropriate the compensation for Design Phase Services, arising out of Work Change Directives. As the changed work is completed, the Design Builder shall submit its costs for such work with its application for payment beginning with the next application for payment within thirty (30) days of the issuance of the Work Change Directive. Pending final determination of cost to the Owner, amounts not in dispute may be included in applications for payment and shall be paid by Owner.

9.2.3 If the Owner and the Design-Builder agree upon the adjustments in the Projected Cost of the Work, the Design-Builder’s Fee, the Date of Substantial Completion and/or the Date of Final Completion, and if appropriate the compensation for Design Phase Services, for a change in the Work directed by a Work Change Directive, such agreement shall be the subject of an appropriate Change Order. The Change Order shall include all outstanding Change Directives issued since the last Change Order.

9.3 MINOR CHANGES IN THE WORK

9.3.1 The Design-Builder may make minor changes in the design and construction of the Project consistent with the intent of the Contract Documents which do not involve an adjustment in the Projected Cost of the Work, the Design-Builder’s Fee, the Date of Substantial Completion and/or the Date of Final Completion, and do not materially and adversely affect the design of the Project, the quality of any of the materials or equipment specified in the Contract Documents, the performance of any materials, equipment or systems specified in the Contract Documents, or the quality of workmanship required by the Contract Documents.

9.3.2 The Design-Builder shall promptly inform the Owner in writing of any such changes and shall record such changes on the Design-Build Documents maintained by the Design-Builder.

9.4 UNKNOWN CONDITIONS. If in the performance of the Work the Design-Builder finds latent, concealed or subsurface physical conditions which materially differ from the conditions the Design-Builder reasonably anticipated, or if physical conditions are materially different from those normally encountered and generally recognized as inherent in the kind of work provided for in this Agreement, then the Projected Cost of the Work, the Design-Builder’s Fee, the Date of Substantial Completion and/or the Date of Final Completion, and if appropriate the compensation for Design Phase Services, shall be equitably adjusted by Change Order within a reasonable time after the conditions are first observed. The Design-Builder shall provide the Owner with written notice within the time period set forth in Paragraph 9.6.

9.5 DETERMINATION OF COST

9.5.1 An increase or decrease in the Projected Cost of the Work resulting from a change in the Work shall be determined by one or more of the following methods:

.1 unit prices set forth in this Agreement or as subsequently agreed;

.2 a mutually accepted, itemized lump sum;

.3 costs determined as defined in Paragraph 7.2 and Article 8 and a mutually acceptable Design-BuiIder’s Fee as determined in Subparagraph 7.4.1; or

.4 if an increase or decrease cannot be agreed to as set forth in Clauses 9.5.1.1 through 9.5.1.3 above, and the Owner issues a Work Change Directive, the cost of the change in the Work shall be determined by the reasonable actual expense and savings of the performance of the Work resulting from the change. If there is a net increase in the Projected Cost of the Work, the Design-Builder’s Fee shall be adjusted as set forth in Paragraph 7.4. In case of a net decrease in the Projected Cost of the Work , the Design-Builder’s Fee shall not be adjusted. The Design-Builder shall maintain a documented, itemized accounting evidencing the expenses and savings.

9.5.2 If unit prices are indicated in the Contract Documents or are subsequently agreed to by the parties, but the character or quantity of such unit items as originally contemplated is so different in a proposed Change Order that the original unit prices will cause substantial inequity to the Owner or the Design-Builder, such unit prices shall be equitably adjusted.

9.5.3 If the Owner and the Design-Builder disagree as to whether work required by the Owner is within the scope of the Work, the Design-Builder shall furnish the Owner with an estimate of the costs to perform the disputed work in accordance with the Owner’s interpretations. If the Owner issues a written order for the Design-Builder to proceed, the Design-Builder shall perform the disputed work and the Owner shall pay the Design-Builder fifty percent (50%) of its estimated cost to perform the work. In such event, both parties reserve their rights as to whether the work was within the scope of the Work. The Owner’s payment does not prejudice its right to be reimbursed should it be determined that the disputed work was within the scope of Work. The Design-Builder’s receipt of payment for the disputed work does not prejudice its right to receive full payment for the disputed work should it be determined that the disputed work is not within the scope of the Work.

9.6 CLAIMS FOR ADDITIONAL COST OR TIME. For any claim for an increase in the Projected Cost of the Work, the Design-Builder’s Fee and the Date of Substantial Completion and/or the Date of Final Completion, and if appropriate the compensation for Design Phase Services, the Design-Builder shall give the Owner written notice of the claim within twenty-one (21) days after the occurrence giving rise to the claim or within twenty-one (21) days after the Design-Builder first recognizes the condition giving rise to the claim, whichever is later. Except in an emergency, notice shall be given before proceeding with the

Work. Claims for design and estimating costs incurred in connection with possible changes requested by the Owner, but which do not proceed, shall be made within twenty-one (21) days after the decision is made not to proceed. Any change in the Projected Cost of the Work, the Design-Builder’s Fee, the Date of Substantial Completion and/or the Date of Final Completion, and if appropriate the compensation for Design Phase Services, resulting from such claim shall be authorized by Change Order.

9.7 EMERGENCIES. In any emergency affecting the safety of persons and/or property, the Design-Builder shall act, at its discretion, to prevent threatened damage, injury or loss. Any change in the Projected Cost of the Work, the Design-Builder’s Fee, the Date of Substantial Completion and/or the Date of Final Completion, and if appropriate the compensation for Design Phase Services, on account of emergency work shall be determined as provided in this Article.

9.8 CHANGES IN LAW. In the event any changes in laws or regulations affecting the performance of the Work are enacted after either the date of this Agreement the Projected Cost of the Work, the Design-Builder’s Fee, the Date of Substantial Completion and/or the Date of Final Completion, and if appropriate the compensation for Design Phase Services, shall be equitably adjusted by Change Order.

ARTICLE 10

PAYMENT FOR CONSTRUCTION PHASE SERVICES

10.1 PROGRESS PAYMENTS

10.1.1 On or before the 25th day of each month after the Construction Phase has commenced, the Design-Builder shall submit to the Owner and the Architect an application for payment consisting of the Cost of the Work performed up to the 30th day of such month, including the cost of material suitably stored on the Worksite or at other locations approved by the Owner, along with a proportionate share of the Design-Builder’s Fee. Approval of payment applications for such stored materials shall be conditioned upon submission by the Design-Builder of bills of sale and applicable insurance or such other documentation satisfactory to the Owner which establish the Owner’s title to such materials, or otherwise to protect the Owner’s interest. Prior to submission of the next application for payment, the Design-Builder shall furnish to the Owner a statement accounting for the disbursement of funds received under the previous application. The extent of information contained in such statement shall be as agreed upon between the Owner and the Design-Builder. The Owner, the Architect/Strutural Engineer and the Design-Builder shall meet at the Worksite on a monthly basis at the end of every month during the Construction Phase to review the Design-Builder’s applications for payment

10.1.2 Within five (5) days after receipt of each monthly application for payment, the Owner shall give written notice to the Design-Builder of the Owner’s acceptance or rejection, in whole or in part, of such application for payment. On or before the tenth (10th) day of the month immediately following the Owner’s acceptance or rejection of such application, the Owner shall pay directly to the Design-Builder the appropriate amount for which application for payment is made, less amounts previously paid by the Owner. If such application is rejected in whole or in part, the Owner shall indicate the reasons for its rejection. If the Owner and the Design-Builder cannot agree on a revised amount then, on or before the tenth (10th) day of the month immediately following the Owner’s acceptance or rejection of the Design-Builder’s application for payment, the Owner shall pay directly to the Design-Builder the appropriate amount for those items not rejected by the Owner for which application for payment is made, less amounts previously paid by the Owner. Those items rejected by the Owner shall be due and payable when the reasons for the rejection have been removed.

10.1.3 If the Owner fails to pay the Design-Builder at the time payment of any amount becomes due, then the Design-Builder may, at any time thereafter, upon serving written notice that the Work will be stopped within seven (7) days after receipt of the notice by the Owner, and after such seven day period, stop the Work until payment of the amount owing has been received.

10.1.4 Payments due but unpaid pursuant to Subparagraph 10.1.2, less any amount retained pursuant to Paragraphs 10.2 and 10.3 may bear interest from the date payment is due at the prime rate prevailing at the place of the Project.

10.1.5 The Design-Builder warrants and guarantees that title to all Work, materials and equipment covered by an application for payment, whether incorporated in the Project or not, will pass to the Owner upon receipt of such payment by the Design-Builder, free and clear of all liens, claims, security interests or encumbrances, hereinafter referred to as liens. The Design-Builder will provide with each application for payment partial lien waivers from the Design-Builder, the Subcontractors and Material Suppliers with respect to previous payments made by the Owner for Construction Phase Services as reasonably requested by the Owner or Owner’s lender.

10.1.6 The Owner’s progress payment, occupancy or use of the Project, whether in whole or in part, shall not be deemed an acceptance of any Work not conforming to the requirements of the Contract Documents.

10.1.7 Upon Substantial Completion of the Work, the Owner shall pay the Design-Builder the unpaid balance of the Cost of the Work, compensation for Design Phase Services and the Design-Builder’s Fee, less one-hundred-fifty percent (150%) of the cost of completing any unfinished items as agreed to between the Owner and the Design-Builder as to extent and time for completion. The Owner thereafter shall pay the Design-Builder monthly the amount retained for unfinished items as each item is completed.

10.2 RETAINAGE. From each progress payment made prior to the time Substantial Completion of the Work has been reached, the Owner shall retain five (5%) of the Hard Costs for the Project. For purposes of this Agreement, “Hard Costs” shall mean all costs included in the Cost of the Work other than the Design-Builder’s Fee and the cost of Design Phase Services rendered by the Design-Builder or its Civil/Mechanical Engineer. At the time the Work is fifty percent (50%) complete and thereafter, the Owner shall withhold no further retainage and shall pay the Design-Builder the full amount of what is due on account of subsequent progress payments.

10.3 ADJUSTMENT OF DESIGN-BUILDER’S APPLICATION FOR PAYMENT The Owner may adjust or reject an application for payment or nullify a previously approved Design-Builder application for payment, in whole or in part, as may reasonably be necessary to protect the Owner from loss or damage based upon the following, to the extent that the Design-Builder is responsible under this Agreement:

.1 the Design-Builder’s repeated failure to perform the Work as required by the Contract Documents;

.2 loss or damage arising out of or relating to this Agreement and caused by the Design-Builder to the Owner or Others to whom the Owner may be liable;

.3 the Design-Builder’s failure to properly pay the Civil/Mechanical Engineer, Subcontractors or Material Suppliers for labor, materials, equipment or supplies furnished in connection with the Work, provided that the Owner is making payments to the Design-Builder in accordance with the terms of this Agreement;

.4 Defective Work not corrected in a timely fashion;

.5 reasonable evidence of delay in performance of the Work such that the Work will not be completed by the Date of Substantial Completion and/or the Date of Final Completion, and that the unpaid balance of the Contract Sum is not sufficient to offset any direct damages that may be sustained by the Owner as a result of the anticipated delay caused by the Design-Builder; and

.6 reasonable evidence demonstrating that the unpaid balance of the Contract Sum is insufficient to fund the cost to complete the Work.

The Owner shall give written notice to the Design-Builder at the time of disapproving or nullifying all or part of an application for payment of the specific reasons. When the above reasons for disapproving or nullifying an application for payment are removed, payment will be made for the amount previously withheld.

10.4 OWNER OCCUPANCY OR USE OF COMPLETED OR PARTIALLY COMPLETED WORK

10.4.1 Portions of the Work that are completed or partially completed may be used or occupied by the Owner when (a) the portion of the Work is designated in a Certificate of Substantial Completion, (b) appropriate insurer(s) and/or sureties consent to the occupancy or use, and (c) appropriate public authorities authorize the occupancy or use. Such partial occupancy or use shall constitute Substantial Completion of that portion of the Work. The Design-Builder shall not unreasonably withhold consent to partial occupancy or use. The Owner shall not unreasonably refuse to accept partial occupancy or use, provided such partial occupancy or use is of value to the Owner.

10.5 FINAL PAYMENT

10.5.1 Final Payment, consisting of the unpaid balance of the Cost of the Work, compensation for Design Phase Services and the Design-Builder’s Fee, shall be due and payable when the work is fully completed. Before issuance of final payment, the Owner may request satisfactory evidence that all payrolls, material bills and other indebtedness connected with the Work have been paid or otherwise satisfied.

10.5.2 In making final payment the Owner waives all claims except for:

.1 outstanding liens;

.2 improper workmanship or defective materials appearing within two years after the Date of Substantial Completion, except with regard to workmanship or materials which are the subject of a special warranty of one year under the Contract Documents;

.3 improper workmanship or defective materials appearing within one year after the Date of Substantial Completion where the workmanship or materials are the subject of a one year warranty under the Contract Documents;

.4 work not in conformance with the Contract Documents; and

.5 terms of any special warranties required by the Contract Documents.

10.5.3 In accepting final payment, the Design-Builder waives all claims except those previously made in writing and which remain unsettled.

ARTICLE 11

INDEMNITY

11.1 INDEMNITY

11.1.1 To the fullest extent permitted by law, the Design-Builder shall defend, indemnify and hold harmless the Owner, its subsidiaries, owners, officers, directors, members, consultants, agents and employees from all claims, damages, losses, expenses, direct or indirect or consequential (unless covered under the builders’ risk property policy required in paragraph 12.4 and subject to the limitation on consequential damages set forth in paragraph 12.7) resulting from or in any way connected with the Work performed or to be performed by the Design-Builder, the Subcontractors or anyone employed directly or indirectly by any of them or by anyone for whose acts any of them may be liable. This provision is intended to be, and shall be construed as consistent with, and not in conflict with Ohio Revised Code Section 2305.31. The Design-Builder shall not be required to defend, indemnify or hold harmless the Owner, Owner’s officers, directors, members, consultants, agents and employees for any acts, omissions or negligence of the Owner, the Owner’s officers, directors, members, consultants, employees, agents or separate contractors.

11.1.2 For the purpose of the foregoing duty to defend and to indemnify the Owner against liability, but for no other purpose, the Design-Builder, the Subcontractors or anyone employed directly or indirectly by any of them or by anyone for whose acts any of them may be liable expressly waives its statutory and constitutional immunity, as codified in Article A.II, Section 35 of the Ohio Constitution and at Ohio Revised Code Sections 4123.74 and 4123.741, as an employer, and its compliance with Ohio Workers Compensation. The Owner and the Design-Builder expressly acknowledge that this waiver was mutually negotiated. The Design-Builder agrees to include in any subcontract with any Subcontractor a provision in which the Subcontractor waives its industrial insurance immunity.

11.1.3 To the fullest extent permitted by law, the Owner shall defend, indemnify and hold harmless the Design-Builder, its officers, directors or members, Subcontractors or anyone employed directly or indirectly by any of them or anyone for whose acts any of them may be liable from all claims for bodily injury and property damage, other than property insured under Paragraph 12.4, that may arise from the performance of work by the Architect/Structural Engineer or Others, to the extent of the negligence attributed to such acts or omissions by the Architect/Structural Engineer or Others.

ARTICLE 12

INSURANCE, BONDS AND WAIVER OF SUBROGATION

12.1 DESIGN-BUILDER’S LIABILITY INSURANCE

12.1.1 The Design-Builder shall obtain and maintain insurance coverage for the following claims which may arise out of the performance of this Agreement, whether resulting from the Design-Builder’s operations or from the operations of any Subcontractor, anyone in the employ of any of them, or by an individual or entity for whose acts they may be liable:

.1 workers compensation, disability and other employee benefit claims under acts applicable to the Work;

.2 under applicable employers liability law, bodily injury, occupational sickness, disease or death claims of the Design-Builder’s employees;

.3 bodily injury, sickness, disease or death claims for damages to persons not employed by the Design-Builder;

.4 personal injury liability claims for damages directly or indirectly related to the persons employment by the Design-Builder or for damages to any other person;

.5 claims for physical injury to tangible property, including all resulting loss of use of that property, to property other than the Work itself and property insured under Paragraph 12.4;

.6 bodily injury, death or property damage claims resulting from motor vehicle liability in the use, maintenance or ownership of any motor vehicle; and

.7 contractual liability claims.

12.1.2 The Design-Builder’s Commercial General Liability Insurance will be project specific coverage, and Automobile Liability Insurance as required by Subparagraph 12.1.1 shall be written for not less than the following limits of liability:

.1 Commercial General Liability Insurance – Project Specific Coverage.

a. Each Occurrence Limit $1,000,000

b. General Aggregate $2,000,000

c. Products/Completed Operations Aggregate $2,000,000

d. Personal and Advertising Injury Limit $1,000,000

.2 Comprehensive Automobile Liability Insurance

a. Combined Single Limit Bodily Injury and Property Damage

$1,000,000

12.1.3 The Design-Builder shall carry a project specific Umbrella Liability policy, which shall be written for not less than the following limit of liability:

.1. Umbrella Liability Policy – Project Specific Coverage.

a. Each Occurrence Limit/Aggregate Limit $25,000,000

12.1.4 The policies shall contain a provision that coverage will not be canceled or not renewed until at least thirty (30) days prior written notice has been given to the Owner. Certificates of insurance showing required coverage to be in force shall be filed with the Owner prior to commencement of the Work. The Owner shall be named as an additional insured on the Design-Builder’s commercial general and automobile liability and umbrella policies required above. Specifically, the Design-Builder shall include the Owner as an additional insured under Commercial General Liability Form CG2010 (11/85 edition). This policy of the Design-Builder shall be primary for the Design-Builder and the Owner, and the Owner’s insurance covering the Owner will be excess and noncontributory.

12.1.5 Project specific products and completed operations insurance shall be maintained for a minimum period of at least five years after the date of Substantial Completion or final payment, whichever occurs earlier. Specifically, the Design-Builder agrees to provide the Owner as an additional insured under the commercial general liability form CG 2010 (11/85 edition) for this five-year period.

12.2 PROFESSIONAL LIABILITY INSURANCE. The Design-Builder shall obtain professional liability insurance for claims arising from the negligent performance of professional services under this Agreement, which shall be “practice” or “general office” Professional Liability Insurance written for not less than $1,000,000 per claim and in the aggregate with a deductible not to exceed $50,000. The Professional Liability Insurance shall include prior acts coverage sufficient to cover all services rendered by the Civil/Mechanical Engineer. The Design-Builder shall require the Civil Engineer to obtain Professional Liability Insurance for not less than $1,000,000 per claim and in the aggregate and shall require the Mechanical Engineer to obtain Professional Liability Insurance for not less than $1,500,000 per claim and in the aggregate. These coverages shall be continued in effect for four (4) years after the Date of Substantial Completion.

12.3 OWNER’S LIABILITY INSURANCE The Owner shall be responsible for obtaining and maintaining its own liability insurance. Insurance for claims arising out of the performance of this Agreement may be purchased and maintained at the Owner’s discretion.

12.4 INSURANCE TO PROTECT PROJECT

12.4.1 The Owner shall obtain and maintain insurance to cover the replacement cost of the existing building. This policy will remain in force during all construction Work. The Design-Builder shall obtain and maintain All Risk Builders Risk insurance in a form acceptable to the Owner, upon the entire Project for the full cost of replacement of the new construction at the time of any loss. This insurance shall include as named insureds the Owner, the Architect/Structural Engineer, the Design-Builder, Subcontractors, and Subsubcontractors. This insurance shall include all risk insurance for physical loss or damage including without duplication of coverage at least: theft, vandalism, malicious mischief, transit, materials stored off site, collapse, falsework, temporary buildings, debris removal, flood, earthquake, testing, and damage resulting from defective design, workmanship or material. The Design-Builder shall increase limits of coverage, if necessary, to reflect estimated replacement cost. The insurance policy shall be written without a co-insurance clause. The Owner shall be solely responsible for any deductible amounts.

12.4.2 If the Owner occupies or uses a portion of the Project prior to its Substantial Completion, such occupancy or use shall not commence prior to a time mutually agreed to by the Owner and the Design-Builder. Permission for partial occupancy from the insurance company shall be included as standard in the property insurance policy, to ensure that this insurance shall not be canceled or lapsed on account of partial occupancy. Consent of the Design-Builder to such early occupancy or use shall not be unreasonably withheld.

12.4.3 The Design-Builder shall obtain and maintain boiler and machinery insurance as necessary. The interests of the Owner, the Architect/Structural Engineer, the Design-Builder, the Subcontractors, and Subsubcontractors shall be protected under this coverage.

12.4.4 The Design-Builder shall provide the Owner with evidence of all property insurance policies before an exposure to loss may occur. Copies of any policies and subsequent endorsements shall be furnished to the Owner. The Owner shall be given thirty (30) days notice of cancellation, non-renewal, or any endorsements restricting or reducing coverage. The cost of this insurance shall be a Cost of the Work pursuant to Article 8, and the Contract Sum shall be increased by Change Order. If the Owner is damaged by the failure of the Design-Builder to purchase or maintain property insurance or to so notify the Owner, the Design-Builder shall bear all reasonable costs incurred by the Owner arising from the damage.

12.4.5 The Design-Builder and its Subcontractors shall not have the right to self-insure against the risks covered in Subparagraph 12.4.1.

12.5 PROPERTY INSURANCE LOSS ADJUSTMENT

12.5.1 Any insured loss shall be adjusted with the Owner and the Design-Builder and made payable to the Owner and Design-Builder as trustees for the insureds, as their interests may appear, subject to any applicable mortgagee clause.

12.5.2 Upon the occurrence of an insured loss, monies received will be deposited in a separate account and the trustees shall make distribution in accordance with the agreement of the parties in interest, or in the absence of such agreement, in accordance with a dispute resolution award pursuant to Article 14. If the trustees are unable to agree between themselves on the settlement of the loss, such dispute shall also be submitted for resolution pursuant to Article 14.

12.6 WAIVER OF SUBROGATION

12.6.1 The Design-Builder waives all rights against the Owner, and any of its employees and agents for damages covered by the insurance provided pursuant to Paragraph 12.4 to the extent they are covered by that insurance, except such rights as they may have to the proceeds of such insurance held by the Owner as trustee. The Owner waives all rights against the Design-Builder, and any of its employees, agents, Subcontractors and Subsubcontractors for damages covered by the insurance provided pursuant to Paragraph 12.4 to the extent they are covered by that insurance, except such rights as they may have to the proceeds of such insurance held by the Design-Builder as trustee. The Design-Builder shall require similar waivers from all Subcontractors, and shall require each of them to include similar waivers in their subsubcontracts and agreements.

12.6.2 The Owner waives subrogation against the Design-Builder, Subcontractors, Material Suppliers and Subsubcontractors for damages in excess of $27,000,000 on all property and consequential loss policies carried by the Owner on adjacent properties and for damages in excess of $27,000,000 under property and consequential loss policies purchased for the Project after its completion.

12.6.3 The policies shall also be endorsed to state that the carrier waives any right of subrogation against the Design-Builder, and with respect to the Owner’s policies under Section 12.6.2 only, the Subcontractors, Material Suppliers, or Subsubcontractors for damages in excess of $27,000,000.

12.7 MUTUAL WAIVER OF CONSEQUENTIAL DAMAGES The Design-Builder agrees to waive all claims against the Owner for all consequential damages that may arise out of or relate to this Agreement. The Owner agrees to waive all claims against the Design-Builder for all consequential damages that may arise out of or relate to this Agreement in excess of $27,000,000 (“Excess Damages”). The Owner agrees to waive such Excess Damages, including, but not limited to, the Owner’s loss of use of the Property, all rental expenses incurred, loss of services of employees, or loss of reputation. The Design-Builder agrees to waive damages including but not limited to the loss of business, loss of financing, principal office overhead and profits, loss of profits not related to this Project, or loss of reputation. This paragraph shall not be construed to preclude contractual provisions for liquidated damages when such provisions relate to direct damages only. The provisions of this paragraph shall govern the termination of this Agreement and shall survive such termination.

12.8 BONDING

12.8.1 Performance and Payment Bonds are not required of the Design-Builder.

ARTICLE 13

SUSPENSION AND TERMINATION OF THE AGREEMENT AND OWNER’S RIGHT

TO PERFORM DESIGN -BUILDER’S RESPONSIBILITIES

13.1 SUSPENSION BY THE OWNER FOR CONVENIENCE

13.1.1 The Owner may order the Design-Builder in writing to suspend, delay or interrupt all or any part of the Work without cause for such period of time as the Owner may determine to be appropriate for its convenience.

13.1.2 Adjustments caused by suspension, delay or interruption shall be made for increases in the Projected Cost of the Work, compensation for Design Phase Services, the Design-Builder’s Fee and/or the Date of Substantial Completion and/or the Date of Final Completion. No adjustment shall be made if the Design-Builder is or otherwise would have been responsible for the suspension, delay or interruption of the Work, or if another provision of this Agreement is applied to render an equitable adjustment.

13.2 OWNER’S RIGHT TO PERFORM DESIGN-BUILDER’S OBLIGATIONS AND TERMINATION BY THE OWNER FOR CAUSE

13.2.1 If the Design-Builder persistently fails to perform any of its obligations under this Agreement, the Owner may, after five (5) days written notice, during which period the Design-Builder fails to perform such obligation, undertake to perform such obligations.

13.2.2 Upon an additional five (5) days written notice to the Design-Builder and the Design-Builder’s surety, if any, the Owner may terminate this Agreement for any of the following reasons:

.1 if the Design-Builder persistently utilizes improper materials and/or inadequately skilled workers;

.2 if the Design-Builder does not make proper payment to laborers, Material Suppliers or Subcontractors, provided that the Owner is making payments to the Design-Builder in accordance with the terms of this Agreement;

.3 if the Design-Builder persistently fails to abide by the orders, regulations, rules, ordinances or laws of governmental authorities having jurisdiction; or

.4 if the Design-Builder otherwise materially breaches this Agreement.

If the Design-Builder fails to cure or commence and continue to cure within the five (5) days, the Owner, without prejudice to any other right or remedy, may take possession of the Worksite and complete the Work utilizing any reasonable means. In this event, the Design-Builder shall not have a right to further payment until the Work is completed.

13.2.3 If the Design-Builder files a petition under the Bankruptcy Code, this Agreement shall terminate if the Design-Builder or the Design-Builder’s trustee rejects the Agreement or, if there has been a default, the Design-Builder is unable to give adequate assurance that the Design-Builder will perform as required by this Agreement or otherwise is unable to comply with the requirements for assuming this Agreement under the applicable provisions of the Bankruptcy Code.

13.2.4 In the event the Owner exercises its rights under Subparagraph 13.2.1 or 13.2.2, upon the request of the Design-Builder the Owner shall provide a detailed accounting of the cost incurred by the Owner.

13.3 TERMINATION BY OWNER WITHOUT CAUSE If the Owner terminates this Agreement other than as set forth in Paragraph 13.2, the Owner shall pay the Design-Builder for all Work executed and for all proven loss, cost or expense in connection with the Work, plus all demobilization costs. In addition, the Design-Builder shall be paid an amount calculated as set forth below:

.1 If the Owner terminates this Agreement prior to commencement of the Construction Phase, the Design-Builder shall be paid for the Design-Builder’s Design Phase services provided to date as set forth in Subparagraph 7.1.2 and 7.1.3, and a premium as set forth below: None

.2 If the Owner terminates this Agreement after commencement of the Construction Phase, the Design-Builder shall be paid for the Construction Phase Services provided to date pursuant to Subparagraph 7.2.1 and a premium as set forth below: None

.3 The Owner shall also pay to the Design-Builder fair compensation, either by purchase or rental at the election of the Owner, for all equipment retained. The Owner shall assume and become liable for obligations, commitments and unsettled claims that the Design-Builder has previously undertaken or incurred in good faith in connection with the Work or as a result of the termination of this Agreement. As a condition of receiving the payments provided under this Article 13, the Design-Builder shall cooperate with the Owner by taking all steps necessary to accomplish the legal assignment of the Design-Builder’s rights and benefits to the Owner, including the execution and delivery of required papers.

13.4 TERMINATION BY THE DESIGN-BUILDER

13.4.1 Upon five (5) days written notice to the Owner, the Design-Builder may terminate this Agreement for any of the following reasons:

.1 if the Work has been stopped for a sixty (60) day period

a. under court order or order of other governmental authorities having jurisdiction; or

b. as a result of the declaration of a national emergency or other governmental act during which, through no act or fault of the Design-Builder, materials are not available;

.2 if the Work is suspended by the Owner for sixty (60) consecutive days;

.3 if the Owner fails to furnish reasonable evidence that sufficient funds are available and committed for the entire cost of the Project in accordance with Subparagraph 4.1.3 of this Agreement.

13.4.2 If the Owner has for thirty (30) days failed to pay the Design-Builder pursuant to Subparagraph 10.1.2, the Design-Builder may give written notice of its intent to terminate this Agreement. If the Design-Builder does not receive payment within five (5) days of giving written notice to the Owner, then upon five (5) days’ additional written notice to the Owner, the Design-Builder may terminate this Agreement.

13.4.3 Upon termination by the Design-Builder in accordance with this Subparagraph, the Design-Builder shall be entitled to recover from the Owner payment for all Work executed and for all proven loss, cost or expense in connection with the Work, plus all demobilization costs and reasonable damages. In addition, the Design-Builder shall be paid an amount calculated as set forth either in Subparagraph 13.3.1 or 13.3.2, depending on when the termination occurs, and Subparagraph 13.3.3.

ARTICLE 14

DISPUTE RESOLUTION

14.1 WORK CONTINUANCE AND PAYMENT. Unless otherwise agreed in writring, the Design-Builder shall continue the Work and maintain the approved schedules during all dispute resolution proceedings. If the Design-Builder continues to perform, the Owner shall continue to make payments in accordance with the Agreement.

14.2 INITIAL DISPUTE RESOLUTION. In the event of any claims, disputes or other matters in question between the parties to this Agreement, the parties agree first to try in good faith to settle the dispute by mediation through a dispute resolution center selected by the Design-Builder and the Owner which is located in reasonable proximity to the Worksite. Any demand for mediation must be made within a reasonable time after the claim, dispute or other matter in question has arisen. The Owner and Design-Builder agree to use best efforts to reach a mediated settlement and fully cooperate with all requests and suggestions of the mediator.

14.3 ARBITRATION Any claim, dispute or other matter in question not resolved by mediation will be decided by arbitration in accordance with the arbitration laws of the state in which the Project is located (“State”) or, if none, under the Federal Arbitration Act. The arbitration process and hearing must be initiated through the appropriate court of the County in which the Project is located (“Court”). A demand for arbitration may be made concurrently with a demand for mediation and must be made within a reasonable time after the claim, dispute or other matter in question has arisen.

14.4 MULTIPARTY PROCEEDING The parties agree that all parties necessary to resolve a claim shall be parties to the same dispute resolution proceeding. Appropriate provisions shall be included in all other contracts relating to the Work to provide for the consolidation of such dispute resolution proceedings.

14.5 DISCOVERY The parties will allow and participate in discovery in accordance with the State Rules of Civil Procedure for a period of ninety (90) days after the filing of an anwer or other responsive pleading. All issues regarding compliance with discovery requests will be decided by the arbitration panel appointed under the auspices of the Court.

14.6 ARBITRATION AWARD The arbitration panel will have the authority to award any remedy or relief, other than the awarding of punitive damages and consequential damages, to the extent such consequential damages exceed $27,000,000, that a court of the State could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process. The arbitration award must be in writing and must specify the factual and legal basis for the arbitration panel’s decision. The award rendered by the arbitration panel will be final upon approval by the Court, and the judgment may be entered upon it in accordance with applicable law in any court having jurisdiction.

14.7 COST OF DISPUTE RESOLUTION The cost of any mediation proceeding shall be shared equally by the parties participating. The prevailing party in any dispute arising out of or relating to this Agreement or its breach that is resolved by the dispute resolution process set forth in Paragraph 14.3, shall be entitled to recover from the other party those reasonable attorneys’ fees, costs and expenses incurred by the the prevailing party in connection with such dispute resolution process.

14.8 LIEN RIGHTS. Nothing in this Article shall limit any rights or remedies not expressly waived by the Design-Builder which the Design-Builder may have under lien laws.

ARTICLE 15

MISCELLANEOUS PROVISIONS

15.1 ASSIGNMENT Neither the Owner nor the Design-Builder shall assign its interest in this Agreement without the written consent of the other except as to the assignment of proceeds. The terms and conditions of this Agreement shall be binding upon both parties, their partners, successors, assigns and legal representatives. Neither party to this Agreement shall assign the Agreement as a whole without written consent of the other except that the Owner may assign the Agreement to a wholly-owned subsidiary of the Owner when the Owner has fully indemnified the Design-Builder or to an institutional lender providing construction financing for the Project as long as the assignment is no less favorable to the Design-Builder than this Agreement. In the event of such assignment, the Design-Builder shall execute all consents reasonably required. In such event, the wholly-owned subsidiary or lender shall assume the Owner’s rights and obligations under the Contract Documents. If either party attempts to make such an assignment, that party shall nevertheless remain legally responsible for all obligations under the Agreement, unless otherwise agreed by the other party.

15.2 GOVERNING LAW This Agreement shall be governed by the law in effect at the location of the Project.

15.3 SEVERABILITY The partial or complete invalidity of any one or more provisions of this Agreement shall not affect the validity or continuing force and effect of any other provision.

15.4 NO WAIVER OF PERFORMANCE The failure of either party to insist, in any one or more instances, on the performance of any of the terms, covenants, or conditions of this Agreement, or to exercise any of its rights, shall not be construed as a waiver or relinquishment of such term, covenant, condition or right with respect to further performance.

15.5 TITLES AND GROUPINGS The titles given to the articles of this Agreement are for ease of reference only and shall not be relied upon or cited for any other purpose. The grouping of the articles in this Agreement and of the Owner’s specifications under the various headings is solely for the purpose of convenient organization and in no event shall the grouping of provisions, the use of paragraphs or the use of headings be construed to limit or alter the meaning of any provisions.

15.6 JOINT DRAFTING The parties to this Agreement expressly agree that this Agreement was jointly drafted, and that both had opportunity to negotiate its terms and to obtain the assistance of counsel in reviewing its terms prior to execution. Therefore, this Agreement shall be construed neither against nor in favor of either party, but shall be construed in a neutral manner.

15.7 RIGHTS AND REMEDIES The parties rights, liabilities, responsibilities and remedies with respect to this Agreement, whether in contract, tort, negligence or otherwise, shall be exclusively those expressly set forth in this Agreement.

ARTICLE 16

EXISTING CONTRACT DOCUMENTS

The Contract Documents in existence at the time of execution of this Agreement are as follows:

As defined in Subparagraph 2.4.1, the following Exhibits are a part of this Agreement:

Exhibits A and B attached

This Agreement is entered into as of the date entered in Article 1.

ATTEST:	/s/ Charles S. Griffith

OWNER: THE MIDLAND COMPANY, an Ohio corporation

BY:	/s/ John I. Von Lehman

PRINT NAME:	John I. Von Lehman

PRINT TITLE:	EVP & CFO

ATTEST:

DESIGN-BUILDER: MILLER-VALENTINE CONSTRUCTION, LLC, an Ohio limited liability company

BY:	/s/ David J. Settles

PRINT NAME:	David J. Settles

PRINT TITLE:	Senior Project Manager